Exhibit 10.9

SHAI POLICKER

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of June 1, 2010 (the “Effective Date”), by and between EndoStim, Inc., a Delaware corporation (the “Company”), and Shai Policker (“Employee”).

WITNESSETH:

WHEREAS, Employee desires to be employed by the Company; and

WHEREAS, the Company desires to receive the benefit of the services of Employee and Employee is willing to render such services on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, it is hereby agreed as follows:

1. Employment. Employee is hereby employed by the Company and Employee hereby accepts such employment upon the terms and conditions hereinafter set forth.

2. Term of Employment. The term of Employee’s full time employment under this Agreement shall commence, subject to approval by the Company’s Board of Directors, at such time as the Company is prepared to begin its European Chronic Study (as defined by the acceptance of a chronic protocol by a European IRB/Ethics Committee). Employee reserves the right to terminate Employee’s employment at any time, and the Company reserves its right to terminate Employee’s employment at any time, with or without cause, for any reason or for no reason, including without limitation for Cause as described in Section 4(j) below. The period between the commencement of the Employee’s Term of Employment and termination of Employee’s employment shall be known as the “Employment Period.” Note: During the period between the Effective Date and commencement of full time employment the Employee will continue to provide consulting services to the Company in accordance the existing Consulting Agreement dated October 25, 2009. All terms of the consulting agreement will remain in effect through that period with the exception of the monthly consulting fees which will be fixed at $18,000 starting June 1st 2010. The consulting agreement will automatically terminate at the commencement of the Employment Period.

3. Duties. Employee shall serve as Senior Vice President of Operations for GERD Clinical Programs or other as defined by the CEO, and shall carry out such duties in New Jersey, and shall report directly to the Company’s Chief Executive Officer (the “CEO”) and will have such duties and responsibilities as may be delegated to Employee from time to time by the CEO, and which shall initially include without limitation:

•	Building and managing the clinical program for a GERD “macrostimulator” with the goal of (i) completing a GERD sub-acute study within 6 months of Effective Date, (ii) completing a GERD chronic study, acceptable to the Company’s Board of Directors, within 12 months of Effective Date, and (iii) subsequently obtaining CE Mark approval for a laparoscopically delivered GERD device.

•	Building and managing the clinical program for a GERD wireless “microstimulator” and/or “hybrid microstimulator” with the goal of (i) completing a GERD first in man study within 12 months of Effective Date and, (ii) subsequently commercializing said device in accordance with timelines approved by the Company’s Board of Directors.

•	Maintaining all appropriate clinical and regulatory standards within the clinical testing and trials, as well as working with regulatory affairs to ensure compliance with all appropriate regulatory requirements.

•	Managing GERD clinical team and resources, including employees, consultants, and other outside sources.

4. Compensation.

(a) Base Salary. During the Employment Period, the Company shall pay Employee as compensation for Employee’s services an annual base salary of $225,000.00, payable in accordance with the Company’s usual payment practices.

(b) Bonus. During the Employment Period, the Employee will be eligible for up to $25,000 per year in bonus compensation (cash or stock) for Employee’s services, payable upon the occurrence of mutually agreed upon milestones or other criteria.

(c) Relocation Expenses. Should at a future date the Employee be required to relocate, Employee shall be entitled to receive reimbursement for any relocation expenses reasonably incurred by Employee in connection with such relocation; provided, that the type and amount of expenses shall be pre-approved by the Company in its reasonable discretion and such expenses shall be properly documented and submitted to the Company for reimbursement.

(d) Vacation. During the Employment Period Employee shall be entitled to a fully paid vacation of 15 business days per year, subject to and to be taken in accordance with the Company’s vacation policy.

(e) Health Insurance. During the Employment Period at the Company’s option, the Company shall either (i) provide Employee with health insurance pursuant to the Company’s health insurance plan or (ii) contribute an amount up to $1000.00 per month toward Employee’s health care and/or health insurance costs.

(f) Options. Subject to approval by the Company’s Board of Directors (the “Board”) or a committee thereof, and contingent upon the close of a Series B round of approximately $6.0 million by the Company Employee will be granted options to purchase 60,000 shares (the “Grant”) of the Company’s common stock, $0.001 par value (the “Company Stock”). The Grant will vest in accordance with the criteria set forth on Schedule A attached hereto, but only if, when and to the extent such criteria are met. The exercise price with respect to the options granted pursuant to the Grant will be equal to the fair market value of the Common Stock on the date of the Grant, as determined by the Board or a committee thereof. Employee’s options will expire, to the extent previously unexercised upon the earlier of ten years from the date of grant or not less than six months after Employee ceases to be an employee of the Company. The options will in all respects be subject to the terms and provisions of any applicable stock bonus plan and stock option plan, and the stock option agreement evidencing the grant of the options. Employee stock options will be subject to accelerated vesting upon a merger or acquisition, as determined by the Board in accordance with the Stock Option Plan.

(g) Annual Review. Employee’s total cash compensation shall be eligible for review annually consistent with the Company’s practice.

(h) Benefits. Subject to approval by the Board, Employee shall be eligible for any benefits for which Employee may be eligible under any benefit plans, including group life, medical, health, dental and/or disability insurance or other benefits which are provided for Company employees. Employee shall also be eligible for such other benefits and perquisites as may from time to time be awarded to Employee by the Company, payable at such times and in such amounts as the Company, in its sole discretion, may determine.

(i) Withholding and Employment Taxes. All such compensation shall be subject to customary withholding taxes and other employment taxes as required with respect thereto.

(j) Severance for Termination without Cause. If the Company terminates Employee’s employment without Cause (as defined below), the Company shall pay Employee (i) the portion of Employee’s then current salary accrued to the date of termination but unpaid as of the termination date and (ii) Employee’s then current salary for a period of 120 days following the date of termination, which may be paid either in accordance with the Company’s regular payroll practice for such period or in a lump sum, as determined by the Company. “Cause” shall mean (A) the material breach by Employee of this Agreement, (B) commission by Employee of a willful act of fraud or dishonesty involving the Company, or the commission of, or being charged with, any crime constituting a felony or involving theft, fraud or moral turpitude or (C) engaging in willful or reckless misconduct or gross negligence having an adverse effect on the Company.

5. Confidential Information.

(a) Employee, during the Employment Period and thereafter, agrees to keep secret and confidential, and not to use or disclose (directly or indirectly) to any third parties, any of the Company’s Confidential Information (as defined below).

(b) Employee acknowledges and confirms that certain data and other information (whether in human or machine readable form) that comes into Employee’s possession or knowledge (whether before, on, or after the Effective Date) and which was obtained from the Company, or obtained or developed by Employee for or on behalf of the Company, whether identified as confidential or not (the “Confidential Information”) is the secret, confidential property of Company. Not withstanding the foregoing, Confidential Information of the Company is deemed to include, but is not limited to:

(i) lists or other identification of customers or licensees or prospective customers or licensees of Company (and key individuals employed or engaged by such parties);

(ii) lists or other identification of sources or prospective sources of Company’s products or technology or components thereof (and key individuals employed or engaged by such parties);

(iii) financial, sales and marketing data relating to Company or to the industry or other areas pertaining to Company’s activities and contemplated activities (including, without limitation, manufacturing, transportation, distribution and sales costs and non-public pricing information);

(iv) Company’s relations with its customers, prospective customers, suppliers and prospective suppliers, licensees and prospective licensees and the products or services rendered or licensed to such customers or licensees (or proposed to be rendered to prospective customers or licensees);

(v) Company’s relations with its employees (including, without limitation, salaries, job classifications and skill levels);

(vi) Information relating to the Company’s intellectual property and the development thereof; and

(vii) any other information known by Employee to be confidential, secret and/or proprietary (including without limitation, information provided by customers, licensors, licensees or suppliers of Company).

(c) Employee hereby acknowledges that all Confidential Information is considered confidential by, and is exclusively proprietary to and a valuable trade secret of, the Company and derives independent economic value, actual or potential, to the Company from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use. Employee will not copy, reproduce or otherwise duplicate, record, abstract, summarize or otherwise use, any papers, records, reports, studies, computer printouts, equipment, tools or other property owned by the Company except as expressly permitted by the Company in writing.

(d) Notwithstanding the foregoing, “Confidential Information” shall not include any of the foregoing or other data or information which: (i) has been made available to a third party by Company without an obligation of confidentiality; (ii) is or becomes available in the public domain, other than by Employee in violation of this Agreement; (iii) was lawfully in the possession of Employee before it was disclosed by Company; (iv) was approved by Company, in writing, for release or further disclosure; or (v) was disclosed to or learned by Employee by or from a third party, either before or after disclosure by Company and without breach of a known obligation of confidence by the third party.

6. Inventions, Etc.

(a) Ownership. Employee hereby assigns to the Company all of Employee’s rights, title, and interest (including but not limited to all patent, trademark, copyright and trade secret rights) in and to all Work Product (as hereinafter defined) prepared by Employee, made or conceived in whole or in part by Employee for the Company during Employee’s employment by the Company or within 6 months thereafter, or that relate to or involve the use of Confidential Information or result from, or arise in any way out of any work done for the Company or any information or assistance provided by the Company, and all rights to sue or recover for past infringement thereof. Employee further acknowledges and agrees that all copyrightable Work Product prepared by Employee during Employee’s employment with the Company are “works made for hire” and, consequently, that the Company owns all copyrights thereto.

(b) Disclosure. Employee will promptly disclose to the Company all Work Product developed by Employee during Employee’s employment with the Company or within 6 months thereafter, including all inventions, discoveries, improvements and trade secrets which are or have been made or conceived by Employee, individually or jointly with others, during Employee’s employment by the Company and within 6 months thereafter, or during Employee’s prior period(s) of employment with the Company, if any, and which relate to, result from, or arise in any way out of any work done for the Company or any information or assistance provided by the Company. All such Work Product is and shall forthwith become the property of the Company, whether or not patentable or copyrightable. During the Employment Period and thereafter, Employee will execute promptly upon request any documents or instruments at any time deemed necessary or proper by the Company in order to formally convey and transfer to the Company title to such Work Product, or to confirm the Company’s title therein, or in order to enable the Company to obtain and enforce United States and foreign Letters Patent, Trademarks and Copyrights thereon. Employee will perform Employee’s obligations under this Section 6 without further compensation, except for reimbursement of reasonable out-of-pocket expenses incurred at the request of the Company. If Employee refuses, following ten (10) days’ prior written notice from the Company, or is unable due to disability or incapacity, to execute any such documents relating to Work Product, Employee hereby appoints each officer and director of the Company to be Employee’s Attorney-in-Fact to so execute such documents on behalf of Employee. This is a durable Power of Attorney, the authority of which shall not terminate if Employee becomes disabled or incapacitated. If Employee is unable due to death to execute any such documents relating to Work Product, Employee covenants and agrees that Employee’s heirs, successors, estate and personal representative are hereby authorized and directed to execute such documents on behalf of Employee, and upon the failure of such heirs, successors, estate and personal representative to execute such documents, Employee does hereby authorize each officer and director of the Company to so execute such documents on behalf of Employee’s heirs, successors, estate and personal representative. Notwithstanding anything contained in any other durable Power of Attorney, this agency is coupled with an interest and is therefore irrevocable without the prior written consent of the Company.

(c) Original Development. Employee further represents and warrants to the Company that all work that Employee performs for or has performed for the Company, and all Work Product that Employee produces or has produced for the Company, which is defined to include but is not limited to all intellectual property, patents, trademarks, copyrights and trade secrets, and any applications therefore, literary works, software, documentation, memoranda, musical works, photographs, artwork, sound recordings, audiovisual works, ideas, designs, inventions, discoveries, improvements, processes, algorithms, and so forth (“Work Product”), to Employee’s knowledge will not knowingly infringe upon or violate and Employee has not knowingly infringed upon or violated any patent, copyright, trade secret, or other property right of any of Employee’s former employers or of any other third party. Employee has not and will not disclose to the Company, and has not and will not use in any of Employee’s Work Product, any confidential or proprietary information belonging to others, unless both the owner thereof and the Company have consented.

Employee further acknowledges and agrees that the damages resulting from any breach of the foregoing covenants may be intangible in whole or in part and that the Company is entitled to seek specific enforcement, injunctive relief and other equitable remedies in addition to monetary damages and legal remedies, and Employee hereby stipulates to the entering of such injunctive relief enforcing the provisions of this Section. Employee hereby waives any bond or similar requirements for granting such injunctive relief.

7. Non-Competition Agreement. Employee agrees that, during Employee’s employment by the Company and for a period beginning on the date hereof and ending 12 months following termination of Employee’s employment with the Company, Employee will not, as an individual or as a partner, employee, agent, advisor, consultant or in any other capacity of or to any person, firm, corporation or other entity, directly or indirectly:

(a) carry on any business, or become involved in any business activity, competitive with the business of the Company as presently conducted and/or as said business may evolve during Employee’s employment (the “Business”), anywhere in the world; provided, however, that the foregoing shall not prohibit Employee from owning 1% or less of the outstanding equity securities of a publicly traded entity; or

(b) carry on any business, or become involved in any business activity, competitive with the business of the Company with respect to which Employee, in connection with Employee’s employment with the Company, has obtained or been provided with or obtains or is provided with Confidential Information relating to the Company’s business or has dealt with the customers or suppliers of the Company anywhere in the world; provided, however, that the foregoing shall not prohibit Employee from owning 1% or less of the outstanding equity securities of a publicly traded entity; or

(c) hire, or assist anyone else to hire, any employee of the Company who is at that time employed by the Company, or was employed by the Company at any time during the 6 months prior to the termination of Employee’s employment with the Company, or seek to persuade, or assist anyone else to seek to persuade, any such employee of the Company to discontinue employment with the Company; or

(d) hire, or assist anyone else to hire, any Company employee with whom Employee dealt or about whom Employee had been provided any confidential or proprietary information in connection with Employee’s employment with the Company, or seek to persuade, or assist anyone else to seek to persuade, any such employee to discontinue employment with the Company; or

(e) induce or attempt to induce, or assist anyone else to induce or attempt to induce, any customer of the Company to reduce or discontinue its business with the Company, or disclose to anyone else the name and/or requirements of any such customer; or

(f) induce or attempt to induce, or assist anyone else to induce or attempt to induce, any Company customer with whom Employee, in connection with Employee’s employment, has dealt or regarding whom Employee has been provided confidential or proprietary information, to reduce or discontinue its business with the Company or disclose to anyone else the name and/or requirements of any such customer.

Employee agrees that the running of the time period set forth above with respect to any of subparagraphs (a) through (f) shall be tolled with respect to any such subparagraph during any period of time during which Employee violates the provisions of any such subparagraph. Nothing in this Section 7 shall prevent Employee from performing Employee’s duties and responsibilities for the Company.

8. Acknowledgments. Employee further acknowledges and agrees that the damages resulting from any breach of the covenants set forth in Sections 5, 6 and 7 may be intangible in whole or in part and that the Company is entitled to seek specific enforcement, injunctive relief and other equitable remedies in addition to monetary damages and legal remedies, and Employee hereby stipulates to the entering of such injunctive relief prohibiting Employee from violating such covenants. Employee hereby waives any bond or similar requirements for granting such injunctive relief.

9. Compliance with Existing Agreements. Employee covenants that Employee will strictly observe, and comply fully with, all the provisions of Employee’s agreements with present and former employers, and to refrain from taking any action, or causing any action to be taken, that would directly or indirectly violate any provision thereof. Employee represents and warrants that Employee is not currently subject to any express or implied contractual obligations to any former employers under any proprietary rights, confidentiality, non-competition or other arrangements or understandings. If at any time Employee has concerns that the duties or responsibilities assigned to Employee may violate or have violated Employee’s agreement with any present or future employer, Employee shall promptly notify the Company in writing.

10. Non-Waiver of Rights. The failure to enforce at any time any of the provisions of this Agreement or to require at any time performance by the other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement, or any part hereof, or the right of either party thereafter to enforce each and every provision in accordance with its terms.

11. Assignment. This Agreement shall be freely assignable by the Company and shall inure to the benefit of, and be binding upon, the Company, its successors and assigns and/or any other corporate entity which shall succeed to the business presently being operated by the Company, but, being a contract for personal services, neither this Agreement nor any rights hereunder are assignable by Employee, except to the extent required under Section 6 of this Agreement in order for Employee to convey such rights to the Company.

12. Governing Law; Submission to Jurisdiction. This Agreement shall be interpreted in accordance with and governed by the laws of the State of Missouri. The parties acknowledge that the Company is headquartered and has its principal place of business in Missouri, that the Company is likely to provide Confidential Information emanating from Missouri, and that the Company has an interest in protecting such Confidential Information and other protectable interests under this Agreement pursuant to the laws of the State of Missouri. The parties hereto irrevocably agree that any legal action or proceeding with respect to this Agreement shall only be brought in the federal or state courts in Missouri encompassing St. Louis County, Missouri, and each party hereby irrevocably submits with regard to such action or proceeding to the exclusive jurisdiction of the aforesaid courts.

13. Amendments. No modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless in writing and signed by the parties hereto.

14. Notices. Any notices to be given by either party hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed, certified or registered mail, postage prepaid, as follows:

If to the Company:

EndoStim, Inc.

4041 Forest Park Avenue, Suite 127

St. Louis, Missouri 63108

Attention: Bevil J. Hogg, CEO

with a copy (which shall not constitute notice) to:

Bryan Cave LLP

One Metropolitan Square

211 N. Broadway, Suite 3600

St. Louis, Missouri 63102

Attention: James L. Nouss, Jr.

Facsimile: (314) 259-2020

If to Employee:

or to such other address as may have been furnished to the other party in writing.

15. Entire Agreement. This Agreement supersedes any and all prior employment and similar agreements, written and/or oral between the Company and Employee, including without limitation the Letter Agreement. Employee agrees that the restrictive covenants contained in Sections 5, 6, and 7 of this Agreement, and any other agreement entered into by Employee with the Company are separate covenants, independently enforceable, and that the expiration or enforceability of one such covenant shall have no effect on the duration or enforceability of any similar covenant.

Signature page follows.

IN WITNESS WHEREOF, the Company and Employee have executed this Employment Agreement on the date first above written.

ENDOSTIM, INC.

By:	/s/ Bevil J. Hogg
Name:	Bevil Hogg
Title:	CEO

EMPLOYEE

/s/ Shai Policker
Shai Policker

Schedule A

Employee Option Vesting Schedule

The Grant will begin vesting upon the successful completion of the following two Milestones, as determined by the Company’s Board of Directors in good faith:

a.	Milestone 1: One half of the Grant (30,000 Options) will begin vesting on the Effective Date upon the successful execution of this contract. These options will vest over four years at a rate of 1/48th per month.

b.	Milestone 2: One half of the Grant (30,000 Options) will begin vesting upon the acceptance of a chronic protocol by a European IRB/Ethics Committee. These options will vest over four years at a rate of 1/48th per month.